Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

07/22/2025 (the “Purchase Agreement Date”)

Principal Life Insurance Company® (the “Insurer”) and FRANKLIN ELECTRIC CO, INC (the “Plan Sponsor”) hereby agree that the Insurer shall provide a nonparticipating single premium group annuity contract (the “Contract”), supported by its general account, to the Plan Sponsor, as sponsor of the FRANKLIN ELECTRIC CO, INC PENSION PLAN (the “Plan”), subject to the terms and conditions of this Purchase Agreement (this “Purchase Agreement”). Certain details of the Purchase Agreement are set forth in Schedule 1. Capitalized terms not defined in paragraphs 1-12 of this Purchase Agreement are defined in paragraph 13 or in a Schedule to this Purchase Agreement.

1.Closing. The payment of the Annuity Premium (as defined in paragraph 3.a) to the Insurer (the “Closing”) will take place on the Premium Due Date if on such date all of the conditions set forth in paragraph 10 have been satisfied or waived. In the event the Closing does not occur on the Premium Due Date and this Purchase Agreement is not terminated by Insurer in accordance with paragraph 9, the Liability Date will be modified by Insurer to a date commensurate with the date the Annuity Premium is received by the Insurer (“Premium Receipt Date”). Subject to the Insurer’s receipt of the Annuity Premium and any Premium Adjustment due to the Insurer in accordance with this Purchase Agreement, the Insurer agrees to issue the Contract, as described in paragraph 2, with an effective date that is the Premium Due Date or the Premium Receipt Date, whichever is later.

2.Contract Issuance.

a.Approvals. After the Premium Receipt Date, the Insurer and the Plan Sponsor shall each use commercially reasonable efforts to revise the Insurer’s specimen contract form to reflect the mutually agreed upon Contract terms referred to in the Proposal (as so revised, the “Modified Contract Form”). To the extent required by applicable law, the Insurer shall submit the Modified Contract Form for approval by the applicable state’s insurance commission no later than 30 days after the Insurer and the Plan Sponsor have agreed to the final terms of the Modified Contract Form. In the event any approval, to the extent required by applicable law, is not granted, or if the Modified Contract Form is disapproved, the Insurer and the Plan Sponsor will cooperate in good faith to mutually agree on modifications to the Modified Contract Form to address the requests of the applicable state’s insurance commission, if any, and, to the extent possible, preserve the provisions in the Modified Contract Form.

b.Annuity Payments. Subject to Insurer’s receipt of the Annuity Premium in accordance with paragraph 3, Insurer irrevocably commits to make payments to Annuitants commencing on the Benefit Commencement Date in accordance with the Proposal and, once issued, the Contract. Insurer will make such payments even if the Contract has not been issued by Insurer as of the Benefit Commencement Date.

c.Terms. The terms of the Contract and related forms of annuity certificates shall be consistent with the Annuity Placement Specifications entitled Gallagher Case #2025-11 (Project Flaman); Plan Specifications for Group Annuity Purchase dated 06/19/2025, (the “Specifications”) and the Insurer final proposal dated 07/22/2025 (the “Proposal”). In the event of a conflict or inconsistency between the terms, conditions and provisions of this Purchase Agreement, the Specifications and/or the Proposal, the documents govern in the following order: (a) this Purchase Agreement, (b) the Proposal and (c) the Specifications.

d.Non-Fiduciary Services. Insurer is not acting as a trustee, plan administrator or other named fiduciary as those terms are defined in ERISA. It is mutually understood that Company is not retaining Insurer to perform any fiduciary functions including, but not limited to, exercising discretionary authority or control over plan assets, rendering investment advice for a fee, or performing any plan administration services.

e.Legal Responsibility. Insurer is neither a successor to the rights and responsibilities of the Plan Sponsor nor a fiduciary to the Plan and does not assume the rights or responsibilities of a Plan Sponsor or fiduciary.

3.Closing Annuity Premium.

a.Annuity Premium Payment: Subject to the satisfaction or waiver of the conditions to Closing set forth in paragraph 10, the Plan Sponsor will pay or cause to be paid to the Insurer [***] (the “Annuity Premium”) on the Premium Due Date by paying to the Insurer an amount in Cash equal to the Annuity Premium.

b.Premium Adjustments. The Parties will work cooperatively to validate the accuracy and completeness of the Annuitant data and Plan specifications furnished to Insurer for purposes of quoting the Annuity Premium reflected in the Specifications and Proposal (“Base Data”). In the event such validation process results in any changes, additions, deletions or other updates (“Adjustments”) to the Base Data, Insurer will calculate an adjustment to the Annuity Premium, which may be positive or negative, reflecting such Adjustments (“Premium Adjustment”). For purposes of such Premium Adjustment calculation:

i.Calculation. Insurer will apply the same pricing basis used to compute the Premium provided that the Adjustments are reported within six months of the Premium Receipt Date “Reporting Period” and are within 1% (plus or minus) of the Annuity Premium (“Adjustment Corridor”). If the Adjustments exceed the Adjustment Corridor or are reported after the expiration of the Reporting Period, Insurer may apply its then current pricing assumptions for purposes of determining the amount of the corresponding Premium Adjustment.

ii.Annuitant Deaths. In the event an Annuitant or Contingent Annuitant with respect to whom a benefit is provided under the Contract dies prior to the Liability Date, Insurer agrees to refund the portion of the Annuity Premium associated with that Annuitant or Contingent Annuitant, as the case may be, minus any applicable death benefits payable in relation to a beneficiary, provided however, that notification of such a death is provided to Insurer prior to six months after the Closing. If Insurer is notified of a death prior to the Liability Date (i) more than six months from the Closing Date or (ii) after the date the Contract is tendered to the Contractholder, whichever is later, there will be no adjustment of Annuity Premium. Annuitant and Contingent Annuitant deaths occurring prior to the Liability Date described herein are not subject to the Adjustment Corridor.

iii.The Parties agree to finalize all data one year from the Premium Receipt Date (“Data Finalization Date”). No Premium Adjustments for data misstatements concerning date of birth, date of death or gender will occur after the Data Finalization Date.

iv.All Premium Adjustments will be paid as follows:

1.If the Premium Adjustment is a positive number, then Plan Sponsor will direct the Plan Trustee to (or, if the Plan is not in existence as of such date, Plan Sponsor will) pay to Insurer an amount, in Cash, equal to such Premium Adjustment. From the Closing Date through the date the Contract is tendered to the Contractholder for execution, such Premium Adjustment will include interest calculated at an annual rate equal to 3%, from the Closing Date through but excluding the date of such; payment; or

2.If the Premium Adjustment is a negative number, then Insurer will pay to the Plan Trust (or if the Plan Trust is not in existence as of such date, Plan Sponsor) an amount, in Cash, equal to the absolute value of such Premium Adjustment. From the Closing Date through the date the Contract is tendered to the Contractholder for execution, such Premium Adjustment will include interest calculated at an annual rate equal to 3%, from the Closing Date through but excluding the date of such payment.

4.Public Announcements and Other Communications.

a.Press Releases. No Party shall issue a press release or otherwise publicly disclose the transactions described in this Purchase Agreement unless and until each other Party, in its discretion, approves such disclosure in writing prior to such disclosure.

b.SEC Filings. If either the Insurer or Plan Sponsor concludes that disclosure of this Purchase Agreement is required by the rules of the Securities and Exchange Commission (“SEC”), (1) Plan Sponsor and Insurer will cooperate in good faith to make an application by Plan Sponsor and/or the Insurer, as applicable, with the SEC for confidential treatment of information relating to the pricing of the Contract and such other information as Plan Sponsor and Insurer mutually conclude is competitively sensitive from the perspective of Plan Sponsor or Insurer or otherwise merits confidential treatment, (2) Plan Sponsor and/or Insurer, as applicable, will include the other Party in any material correspondence (written or oral) with the SEC regarding such application for confidential treatment, and (3) Plan Sponsor and Insurer will otherwise reasonably cooperate in connection with such application.

5.Welcome Letter and Annuity Certificates.

a.Cooperation. Insurer and Plan Sponsor will cooperate in good faith to agree on communications to be provided to Annuitants, including the Welcome Letter and the annuity certificates, subject to paragraphs 5.b and 5.c.

b.Welcome Letter. No later than ten (10) calendar days before the Benefit Commencement Date, Insurer will mail a welcome letter to Annuitants (the “Welcome Letter”). Insurer will send a preliminary draft of the Welcome Kit to Plan Sponsor as soon as practicable, and Insurer will consider in good faith any comments made by Plan Sponsor on or before ten (10) Business Days after they receive the preliminary draft of the Welcome Letter from Insurer.

c.Annuity Certificates. Insurer’s specimen certificates have been approved by the applicable state insurance governmental authorities. If the Insurer committed to customized annuity certificates in its Proposal, the Insurer will use commercially reasonable efforts to obtain all regulatory approvals that are necessary for the issuance of any annuity certificate. Insurer will mail an annuity certificate to each Annuitant no later than the later of (i) sixty (60) days following the Contract execution date and (ii) sixty (60) days after all required regulatory approvals of the annuity certificates have been obtained, if applicable. To the extent that any regulator requires changes to be made to the forms of annuity certificate or the related benefit terms after Plan Sponsor, and Insurer have agreed on the forms of annuity certificates to be filed and the related benefit terms, the mailing of an annuity certificate to each applicable Annuitant shall be extended by the number of days elapsed since Plan Sponsor and Insurer had first agreed on the form of such annuity certificate and the related benefit terms. The rights of an Annuitant are not conditioned on the issuance of the annuity certificates, and any delay in issuing a certificate will not have any effect on the date as of which the Annuitant has enforceable rights against Insurer.

6.Administration and Transfer.

a.Administrative Transition and Cooperation. Plan Sponsor and Insurer will use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary to coordinate the takeover by Insurer of all administration responsibilities necessary to effectively provide recordkeeping and administration services regarding payments under the Contract commencing on the Benefit Commencement Date.

b.Call Center and Plan Sponsor Contact. From the date the Welcome Letter is mailed, the Insurer will maintain, at its cost and expense, a toll-free phone number and/or a website (the “Call Center”) which will be available for Annuitants to contact the Insurer with questions related to the Contract and the annuity certificates. The Plan Sponsor will maintain for a period of five years following the Premium Due Date, at its cost and expense, a point of contact (the “Plan Sponsor Contact”) to which the Insurer may refer Annuitants who pose questions related to their Plan benefits. In the event an Annuitant contacts the Plan Sponsor with questions related to the Contract or annuity certificates, the Plan Sponsor may refer Annuitants to the Call Center. In the event an Annuitant contacts the Insurer with questions related to the Annuitant’s Plan benefits, the Insurer may refer the Annuitant to the Plan Sponsor Contact.

c.No Insurer Communications. Other than as provided for in the Contract, Insurer agrees that it will only use and provide Data or other information independently received by the Insurer from the Plan Sponsor in connection with the transactions contemplated under the Contract, the annuity certificate or this Purchase Agreement for the purposes of facilitating Insurer’s performance of its obligations and completion of the transactions contemplated under the Contract, the annuity certificate or this Purchase Agreement.

d.Administrative Services. Administrative services under the Contract will meet or exceed commercially reasonable insurance industry standards and to the extent administrative services are outsourced, the administrator selected must (i) have a track record of performing these administrative services that meets or exceeds market standards, and
(ii) agree to meet the industry standards noted above.

7.Insurer Representations and Warranties. The Insurer hereby represents and warrants to the Plan Sponsor as of the Purchase Agreement Date and as of the Premium Receipt Date that:

a.Due Organization, Good Standing and Corporate Power. Insurer is a life insurance company, duly organized, validly existing and in good standing under the laws of Iowa. Insurer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Purchase Agreement, the transactions contemplated hereunder and the Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. Insurer has all requisite corporate power and legal authority to enter into and carry out its obligations under this Purchase Agreement and the Contract and to consummate the transactions contemplated to be undertaken by Insurer in this Purchase Agreement and the Contract.

b.Compliance with Laws. The business of insurance conducted by Insurer has been and is being conducted in material compliance with applicable laws, and none of the licenses, permits or governmental approvals required for the continued conduct of the business of Insurer as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated to be undertaken by Insurer in this Purchase Agreement, except as, in either case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Insurer to perform its obligations under this Purchase Agreement.

c.No Post-Closing Liability. Following the Closing, the Plan, Plan Sponsor and their respective affiliates and representatives will not have any liability to pay any annuity payment under the Contract.

d.Commissions. No fees, commissions or payments are or will be owed by Insurer to any individual or entity in connection with the transactions contemplated in this Purchase Agreement and all other agreements it contemplates for which any other party, or its respective affiliates or representatives, could be liable.

e.Enforceability; No Conflict. Insurer has received all necessary corporate approvals and no other action on the part of Insurer is necessary to authorize the execution, delivery and performance of this Purchase Agreement and the Contract, and the consummation of the transactions contemplated to be undertaken by Insurer in this Purchase Agreement and the Contract. This Purchase Agreement has been duly executed and delivered by Insurer and is a valid and binding obligation of Insurer and enforceable against Insurer in accordance with its terms, subject to the applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (“Enforceability Exceptions”). The execution, delivery, and performance of this Purchase Agreement and the Contract by Insurer, and the consummation by Insurer of the transactions contemplated to be undertaken by Insurer in this Purchase Agreement, do not (1) violate or conflict with any provision of its certificates or articles of incorporation, bylaws, code of regulations, or comparable governing documents, (2) except for the filings and approvals of state insurance governmental authorities in the states listed on Schedule 2, violate or conflict with any law or order of any governmental authority applicable to Insurer, (3) require any governmental or governmental agency approval other than any filing made or approval received as of the Purchase Agreement Date and filings with and approvals of state insurance governmental authorities in the states listed on Schedule 2 or (4) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which Insurer is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on Insurer’s ability to consummate the transactions and perform its obligations contemplated by this Purchase Agreement. No filing or approval is required to issue the annuity certificates in accordance with the Contract, other than any filing made or approval received as of the Purchase Agreement Date and filings with and approvals of state insurance governmental authorities in the states listed on Schedule 2.

f.The Contract. The Contract, when executed, will be duly executed and delivered by Insurer and will be a valid and binding irrevocable obligation of Insurer and enforceable against Insurer by the Contractholder, and each Annuitant in accordance with its terms, subject to the Enforceability Exceptions. No governmental approval is required for Insurer to issue the Contract, other than any filing made or approval received as of the Purchase Agreement Date and filings with and approvals of state insurance governmental authorities in the states listed on Schedule 2. At all times, the right to a benefit and all other provisions under the Contract, in accordance with the Contract’s terms, will be enforceable by the sole choice of the Annuitant to whom the benefit is owed under the Contract, subject to the Enforceability Exceptions. Even if Plan Sponsor, as the Contractholder, ceases to exist, notifies Insurer that it will cease to perform its obligations under the Contract, or no longer has obligations under the Contract, the Contract will remain a valid and binding obligation of Insurer, irrevocable and in full force and effect, and enforceable against Insurer by each Annuitant in accordance with its terms, subject to the Enforceability Exceptions.

g.Accuracy of Information. To Insurer’s knowledge (i) all information provided by Insurer to Plan Sponsor (other than any component incorporated into the calculation of the Annuity Premium or the Premium Adjustment under paragraph 3.b not calculated, determined or provided by Insurer, including the Data as defined in the Specifications and any information provided by Insurer based on any such component) in connection with the transactions contemplated by this Purchase Agreement was, as of the date indicated on such information, true and correct in all material respects and (ii) no change has occurred since the date indicated on such information that Insurer has not publicly disclosed or disclosed to the recipient of such information that would cause such information, taken as a whole, to be false or misleading.

h.Litigation. There is no action pending or, to Insurer’s knowledge, threatened against Insurer that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Purchase Agreement or that could reasonably be expected to materially impair or restrict Insurer’s ability to consummate the transactions contemplated by this Purchase Agreement and to perform its obligations hereunder.

8.Plan Sponsor Representations and Warranties. The Plan Sponsor hereby represents and warrants to the Insurer as of the Purchase Agreement Date, as of the Premium Receipt Date and as of any other date on which the Plan Sponsor or Plan Trust pays cash or assets to the Insurer in connection with the transactions contemplated by this Purchase Agreement or the Contract, that:

a.Due Organization and Corporate Power. The Plan Sponsor is a corporation duly organized, validly existing and licensed under the laws of Indiana. Plan Sponsor is duly qualified or licensed to do business and is good standing in each jurisdiction in which its performance of its obligations in this Purchase Agreement and the transactions contemplated hereunder makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified would not be material. Plan Sponsor has all received all necessary corporate approvals and no other action on the part of Plan Sponsor is necessary to authorize the execution, delivery and performance of this Purchase Agreement and the Contract.

b.Enforceability. This Purchase Agreement and the Contract have been or will be duly executed and delivered by Plan Sponsor and is (or when executed will be) a valid and binding obligation of Plan Sponsor and enforceable against Plan Sponsor in accordance with its terms, subject to the Enforceability Exceptions. The execution, delivery and performance of this Purchase Agreement and the Contract by Plan Sponsor, and the consummation by Plan Sponsor of the transactions contemplated to be undertaken by Plan Sponsor in this Purchase Agreement do not (1) violate or conflict with any provision of the Plan and any documents and instruments governing the Plan as contemplated under ERISA § 404(a)(1)(D) (the “Plan Governing Documents”), the certificates or articles of incorporation, bylaws, code of regulations, or the comparable governing documents of Plan Sponsor, (2) violate or conflict with any law or order of any governmental authority applicable to Plan Sponsor or the Plan Governing Documents, (3) require any governmental or governmental agency approval or (4) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which Plan Sponsor is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on Plan Sponsor’s ability to consummate the transactions contemplated by this Purchase Agreement.

c.Compliance. The Plan and Plan Trust are maintained under and are subject to ERISA and, to Plan Sponsor’s knowledge, are in compliance with ERISA in all material respects. The Plan is intended to be qualified under section 401(a) of the Code. To Plan Sponsor’s knowledge, no event has occurred that is reasonably likely to result in the Plan losing its status as qualified by the Code for preferential tax treatment under Code §§ 401(a) and 501(a). All amendments to the Plan necessary to effect the transactions contemplated by this Purchase Agreement and the Contract have been or will be duly executed and, to the extent that they require authorization by Plan Sponsor, have been or will be duly authorized and made by Plan Sponsor.

d.No Commissions Paid by Insurer. Other than the commissions disclosed in paragraph 7.d, if any, the Insurer will not be liable for any fees, commissions or payments that are or will be owed by the Plan Sponsor to any individual or entity in connection with the transactions contemplated in this Purchase Agreement and all other agreements it contemplates.

e.Acknowledgment of Compensation Disclosure. Plan Sponsor acknowledges receipt of the compensation disclosure set forth in paragraph 7.e. It was received before purchasing the products under consideration. Plan Sponsor is not receiving any compensation or other consideration – directly or indirectly – from anyone dealing with the Plan in connection with the purchase of any product(s).

f.Accuracy of Information. To Plan Sponsor’s knowledge, (1) if a mortality experience data file was provided by or on behalf of Plan Sponsor to Insurer, such data file did not contain any misstatements or omissions that were, in the aggregate, material, and (2) the Annuitant data in respect of benefit amounts, forms of annuities, and census data for date of birth, date of death, state of residence, or gender, in each case, that was furnished on behalf of Plan Sponsor to Insurer was not generated using any materially incorrect systematic assumptions and did not contain any material omissions.

g.Plan Trustee is Directed Trustee. The Plan Trustee has been duly appointed as the directed trustee of the Plan Trust and is obligated to follow the Plan Sponsor’s directions to effectuate and consummate the transactions contemplated by this Purchase Agreement.

h.Litigation. There is no action pending or, to Plan Sponsor’s knowledge, threatened against the Plan Sponsor that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Purchase Agreement or that could reasonably be expected to materially impair or restrict the Plan Sponsor’s ability to consummate the transactions contemplated by this Purchase Agreement and to perform its obligations hereunder.

i.Acknowledgment. The Plan Sponsor acknowledges they have been given a written description of the Contract that is being offered.

9.Reimbursement Amount; Termination. In the event the Plan Sponsor does not perform its obligation to direct the Plan Trustee to pay the Annuity Premium or the Annuity Premium is not transferred to and received by the Insurer within five days from the Premium Due Date (a “Closing Failure”), other than when (i) there has been a failure of any of the conditions set forth in paragraph 10.a.i or paragraph 10.b (solely with respect to the representations and warranties set forth in paragraph 7) to be satisfied or waived and (ii) the Plan Sponsor has provided the Insurer with written notice of such failure on or prior to the Premium Due Date (the circumstance in which both clauses (i) and (ii) are met, (a “Relevant Condition Failure”), the Insurer will have the right to terminate this Purchase Agreement. Except for a Relevant Condition Failure, in the event of a Closing Failure, unless a Relevant Condition Failure has occurred as defined in this paragraph, the Plan Sponsor will promptly reimburse the Insurer for its hedging costs incurred in connection with its preparation for consummating the transactions contemplated by this Purchase Agreement as well as financial losses and administrative and other transaction-related expenses (including the expenses of third-party agents, attorneys and advisors) incurred by the Insurer in connection with this Purchase Agreement (the “Reimbursement Amount”).

The Parties agree and acknowledge that in the event the Annuity Premium is not paid on or prior to the Premium Due Date, (i) the exact amount of damages that would be incurred by the Insurer would be difficult to ascertain and (ii) the Reimbursement Amount constitutes a fair and reasonable estimate of the actual damages that the Insurer would suffer and is not a penalty. The Reimbursement Amount will be calculated by the Insurer in accordance with this paragraph 9, which calculation shall be binding absent manifest error.

10.Conditions to Closing. The Parties’ obligations to consummate the transactions contemplated by this Purchase Agreement in connection with the payment of the Annuity Premium are subject to the satisfaction or waiver of the following conditions:

a.no court or governmental authority has taken any action after the Purchase Agreement Date that would (i) cause the consummation of the transactions contemplated by this Purchase Agreement to violate applicable law or (ii) cause the Plan to fail to remain qualified under Code § 401(a).

b.each of the representations and warranties of each of the other Parties set forth in paragraphs 7 and 8 shall be true and correct in all material respects as of the Purchase Agreement Date and as of the Premium Receipt Date, except where the failure to be so true and correct could not reasonably be expected to materially impair or restrict such other Party’s ability to consummate the transactions contemplated by this Purchase Agreement or to perform its obligations hereunder.

No Party to this Purchase Agreement may rely on the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in this paragraph 10 to be satisfied if such failure was caused by such Party’s breach of its covenants hereunder.

11.Indemnification. Each Party (the “Indemnifier”) agrees to indemnify, defend, and hold the other Party and its affiliates, officers, directors, stockholders, employees, agents and other representatives, the Plan and its respective fiduciaries, including, but not limited to, the Administrator thereof (each, an “Indemnified Party”) harmless from and against any and all liabilities (in each case, including reasonable out-of-pocket expenses and reasonable fees and expenses of counsel) to the extent arising out of or relating to the portion of any action, lawsuit, proceeding, investigation, demand, or other claim against the Indemnified Party that arises out of or relates to (i) any breach by the Indemnifier of a representation or warranty under this Purchase Agreement; (ii) violation of any applicable law, or any fraudulent or criminal act or omission, by the Indemnifier or any of its affiliates, officers, directors, stockholders, employees, agents and other representatives; or (iii) or any failure by the Indemnifier to perform any obligations under this Purchase Agreement. The indemnification obligations described in this paragraph shall survive the issuance of the Contract.

12.Miscellaneous.

a.This Purchase Agreement, together with the Schedules to this Purchase Agreement, constitutes the sole and entire agreement of the Parties to this Purchase Agreement with respect to the subject matter contained herein and therein. The Parties each hereby acknowledge that they jointly and equally participated in the drafting of this Purchase Agreement and all other agreements it contemplates, and no presumption will be made that any provision of this Purchase Agreement will be construed against any Party by reason of such role in the drafting of this Purchase Agreement or any other agreement contemplated hereby. The Schedules to this Purchase Agreement are incorporated by reference and made a part of this Purchase Agreement as if set forth fully in this Purchase Agreement. No amendment of any of the provisions of this Purchase Agreement shall be effective unless set forth in writing and signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Purchase Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

b.This Purchase Agreement will be governed by, construed and interpreted in accordance with the laws of Indiana excluding those provisions relating to conflicts of laws. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of Indiana in respect of all matters arising out of or in connection with this Purchase Agreement. To the fullest extent permitted by law, none of the Parties will be liable to any other Party for any punitive or exemplary damages of any nature in respect of matters arising out of this Purchase Agreement.

c.Insurer will comply, and will ensure that all of its affiliates, agents and subcontractors comply, with all applicable laws and regulations governing the confidential information of all Annuitants, including those laws relating to privacy, data security and protection and the safeguarding of such information, and its maintenance, disclosure and use. Insurer will maintain administrative, technical and physical safeguards to protect the privacy and security of the confidential information related to Annuitants. Insurer will comply in all material respects with any internal written policies relating to the confidential information of any Annuitant.

d.The invalidity or unenforceability of any provision of this Purchase Agreement will not affect the validity or enforceability of any other provisions of this Purchase Agreement. If any of the provisions of this Purchase Agreement are held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions will be limited or eliminated only to the minimum extent necessary so that this Purchase Agreement will otherwise remain in full force and effect.

e.This Purchase Agreement will not confer any rights or remedies upon any person other than the Parties hereto and the respective successors and permitted assigns of the foregoing. This Purchase Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

f.This Purchase Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

13.Definitions. For purposes of this Purchase Agreement, the following defined terms will have the following meanings:

a.“Annuitant” means any payee under the Contract, including annuitants, Contingent Annuitants, deferred annuitants, alternate payees and beneficiaries, as applicable.

b.“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York are authorized or required by law to close.

c.“Cash” means currency of the United States of America.

d.“Code” means the Internal Revenue Code of 1986 and the applicable Treasury Regulations issued thereunder.

e.“Contingent Annuitant” means a person named by the Annuitant to receive a lifetime benefit after the Annuitant’s death in accordance with a survivorship life annuity.

f.“Contractholder” means the entity identified on Schedule 1 to this Purchase Agreement.

g.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any federal agency regulations promulgated thereunder that are currently in effect and applicable.

h.“Plan Assets” means the assets of the Plan within the meaning of ERISA that are or will be involved in the transactions contemplated by this Purchase Agreement or the Contract.

i.“Plan Trust” means the trust that holds and distributes the assets of the Plan.

j.“Plan Trustee” means the person or entity that has the exclusive authority and discretion to manage and control the Plan assets.

[signature page follows]

IN WITNESS WHEREOF, the Plan Sponsor and the Insurer have executed this Purchase Agreement as of the date first written above.

FRANKLIN ELECTRIC CO, INC
By:	/s/ Jonathan Grandon
Print Name:	Jonathan Grandon
Title:	Vice President, Chief Administrative Office

PRINCIPAL LIFE INSURANCE COMPANY
By:	/s/ Michael J. Dulaney
Print Name:	Michael J. Dulaney
Title:	APV & Actuary
Date:	7/24/2025

AGREEMENT DETAIL

Items marked with ** must be completed and verified by Contractholder/Plan Sponsor

Contract Number	2-22165
** Contractholder (Full Legal Name)	Franklin Electric Co., Inc.
** Exact Plan Name	Franklin Electric Co., Inc. Pension Plan
** Employer Name	Franklin Electric Co., Inc.
** Employer Address Line 1	9255 Coverdale Road
** Employer Address Line 2	Fort Wayne, IN 46809
** Secure Act Adopted (yes or no)	Yes
Liability Date(s)	07/29/2025 (Deferred Annuitants) 10/01/2025 (Retired Annuitants)
Benefit Commencement Date	10/01/2025
Premium Due Date	07/29/2025
Annuity Premium	[***]
Number of retired Annuitants under contract	613
Number of deferred Annuitants under contract	71
Total Annuitants under contract	684
Proposal provided on	07/22/2025

STATE INSURANCE GOVERNMENTAL AUTHORITIES

Indiana**

**If the annuity certificates require submission, additional state approvals in the following states where members are located may also be required:

▪AR
▪FL
▪ID
▪LA
▪ME
▪MD
▪MI
▪MN
▪MO
▪NH
▪OH
▪OK
▪SD
▪UT
▪VT – Only file if there are more than 25 certificate holders in VT
▪WV
▪WI – Only file if more than 25% of the certificate holders are in WI.